Exhibit 99.1

Kewaunee Scientific Reports Results for First Quarter

STATESVILLE, N.C., Aug. 29, 2017 /PRNewswire/ -- Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its first quarter ended July 31, 2017.

Sales for the quarter were $33,881,000, a decrease of 9% from sales of $37,279,000 in the prior year first quarter. Net earnings for the quarter were $1,148,000, down 12% or $0.42 per diluted share, as compared to net earnings of $1,300,000, or $0.48 per diluted share, in the first quarter last year.

Sales were down $3.4 million in the first quarter due to timing of customer demand, while the Company's order backlog grew $25 million. As a result, the order backlog increased 29% to $111.2 million as of July 31, 2017, as compared to $86.2 million as of July 31, 2016.

The Company continues to increase its manufacturing capacity to satisfy the increase in customer demand. At the same time, the Company's gross margins are benefiting from the continued execution of its cost and productivity programs.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $12,021,000 at the end of the quarter, including a large customer advance payment, as compared to $6,711,000 at the end of the first quarter last year. Working capital was $34,071,000 as compared to $30,815,000 at the end of the first quarter last year. Short-term debt and interest rate swaps were $3,539,000 at the end of the quarter, as compared to $6,958,000 at the end of the first quarter last year, and long-term debt was $2,139,000 as compared to $3,244,000 at the end of the first quarter last year. The debt-to-equity ratio at July 31, 2017 was .15-to-1, as compared to .27-to-1 at July 31, 2016.

"During the first quarter we continued to close major orders in the marketplace due to our reputation for quality and service as evidenced by the significant increase of our order backlog. Looking forward, the Company is competing for a number of large projects that will continue to strengthen the order backlog as they are awarded," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "Customers turn to Kewaunee in recognition of our ability to deliver large complex projects on a global scale. I remain optimistic that fiscal year 2018 will result in increased sales and earnings."

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Thomas D. Hull III
704/871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended
	July 31,
	2017	2016
Net sales	$ 33,881	$ 37,279
Cost of products sold	27,060	30,140
Gross profit	6,821	7,139
Operating expenses	5,133	5,078
Operating earnings	1,688	2,061
Other income	168	119
Interest expense	(59)	(80)
Earnings before income taxes	1,797	2,100
Income tax expense	605	770
Net earnings	1,192	1,330
Less: net earnings attributable to the noncontrolling interest	44	30
Net earnings attributable to Kewaunee Scientific Corporation	$ 1,148	$ 1,300

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.42	$0.48
Diluted	$0.42	$0.48

Weighted average number of common shares outstanding
Basic	2,712	2,693
Diluted	2,755	2,707

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	July 31,	April 30,
	2017	2017
Assets	(Unaudited)
Cash and cash equivalents	$ 12,021	$ 12,506
Restricted Cash	1,471	1,435
Receivables, less allowances	23,635	29,889
Inventories	17,001	14,935
Prepaid expenses and other current assets	1,556	1,047
Total Current Assets	55,684	59,812
Net property, plant and equipment	13,776	14,027
Other assets	7,104	7,077
Total Assets	$ 76,564	$ 80,916

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 3,539	$ 3,591
Current portion of long-term debt	1,105	918
Accounts payable	11,933	11,995
Other current liabilities	5,036	10,423
Total Current Liabilities	21,613	26,927
Other non-current liabilities	10,764	10,732
Total Liabilities	32,377	37,659
Noncontrolling interest	418	374
Kewaunee Scientific Corporation stockholders' equity	43,769	42,883
Total Equity	44,187	43,257
Total Liabilities and Stockholders' Equity	$ 76,564	$ 80,916